Exhibit 99.1

Ursa Resources Group LLC

Properties to be Divested

Index

January 20, 2011 (Inception) to March 31, 2011

Page(s)

Report of Independent Auditors	1

Financial Statement

Statement of Revenues and Direct Operating Expenses of Properties to be Divested	2

Notes to Statement of Revenues and Direct Operating Expenses of Properties to be Divested	3 – 4

Report of Independent Auditors

To the Members of Ursa Resources Group LLC:

In our opinion, the accompanying statement of revenues and direct operating expenses presents fairly, in all material respects, the revenues and direct operating expenses of certain oil and gas properties (the “Properties to be Divested”) of Ursa Resources Group LLC (the “Company”) for the period of January 20, 2011 (Inception) to March 31, 2011 in conformity with accounting principles generally accepted in the United States of America, using the basis of presentation described in Note 1.  This financial statement is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this financial statement based on our audit.  We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statement reflects the revenues and direct operating expenses of the Properties to be Divested using the basis of presentation described in Note 1 and is not intended to be a complete presentation of the financial position, results of operations, or cash flows of the Properties to be Divested.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 29, 2011

Ursa Resources Group LLC

Properties to be Divested

Statement of Revenues and Direct Operating Expenses

January 20, 2011 (Inception) to March 31, 2011

(in thousands)

Revenues	$834
Direct operating expenses	406
Revenues in excess of direct operating expenses	$428

See accompanying notes to the statement of revenues and direct operating expenses

Ursa Resources Group LLC

Properties to be Divested

Notes to Statement of Revenues and Direct Operating Expenses

January 20, 2011 (Inception) to March 31, 2011

1.                            Background and Basis of Presentation

On May 20, 2011, Ursa Resources Group LLC (“Ursa”) entered into a definitive agreement with Kodiak Oil & Gas (USA) Inc. (“Kodiak”) and Kodiak’s parent company, Kodiak Oil & Gas Corp. (“Parent”), to divest Ursa’s interests in approximately 25,000 net acres of Bakken/Three Fork leaseholds and related producing properties located in the Williston Basin of North Dakota (the “Properties to be Divested” or “Ursa Properties”) for a combination of cash and stock.  Ursa will receive 2.5 million shares of the Parent’s common stock and cash consideration in an amount equal to $85.5 million less the aggregate stock consideration value in exchange for the Properties to be Divested.    The effective date for the acquisition of the Properties to be Divested is April 1, 2011, with any purchase price adjustments to be calculated as of June 30, 2011.

The accompanying audited statement includes revenues from oil production and direct lease operating expenses associated with the Properties to be Divested.  For purposes of this statement, all properties identified in the agreement between Ursa and Kodiak to divest are included herein.  Because the Properties to be Divested were not separate legal entities, the accompanying statement varies from a complete income statement in accordance with accounting principles generally accepted in the United States of America in that it does not reflect certain expenses that were incurred in connection with the ownership and operation of the Properties to be Divested including, but not limited to, general and administrative expenses, interest expense, and other expenses. These costs were not separately allocated to the Properties to be Divested in the accounting records of Ursa.  In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Properties to be Divested had they been Kodiak’s properties due to the differing size, structure, operations and accounting policies of Ursa and Kodiak.  The accompanying statement also does not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs which Kodiak will incur upon the allocation of the purchase price paid for the Properties to be Divested.  Furthermore, no balance sheet has been presented for the Properties to be Divested because not all of the historical cost and related working capital balances are segregated or easily obtainable, nor has information about the Ursa Properties’ operating, investing and financing cash flows been provided for similar reasons.  Accordingly, the statement of revenues and direct operating expenses of the Properties to be Divested is presented in lieu of the full financial statements required under Item 3-05 of Securities and Exchange Commission Regulation S-X.

Revenue Recognition

Oil and gas revenues are recognized upon delivery and passage of title using the sales method for gas imbalances, net of any royalty interests or other profit interests in the produced product.

The Properties to be Divested began producing on January 20, 2011.  During the period from January 20, 2011 (Inception) to March 31, 2011, sales to one customer accounted for 100% of the Ursa Properties’ total revenues.  The loss of this significant customer could have a material adverse short-term effect; however, it is not likely that the loss of this significant customer would materially affect the Properties to be Divested in the long-term as such purchaser could be replaced by other purchasers under contracts with similar terms and conditions.

Ursa Resources Group LLC

Properties to be Divested

Notes to Statement of Revenues and Direct Operating Expenses

January 20, 2011 (Inception) to March 31, 2011

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of the direct expenses of operating the Properties to be Divested.  Such direct operating expenses include lease operating expenses, electricity, production and ad valorem taxes and gathering and transportation expenses.  Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs and other field expenses.  Lease operating expenses also include expenses directly associated with support personnel, support services, equipment, facilities and insurance directly related to oil and natural gas production activities of the Properties to be Divested.